Exhibit 99.1

SWS Group, Inc. Reports Fiscal 2012 Second Quarter Financial Results

Bank Reduces Classified Assets 18 Percent From First Quarter

DALLAS, February 7, 2012 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today reported a net loss of $14.3 million for its fiscal 2012 second quarter, or $0.44 per diluted share, on net revenues of $68.4 million, as compared to a net loss of $330,000, or $0.01 per diluted share, on net revenues of $90.3 million in the second quarter of fiscal 2011.

The Company’s adjusted pre-tax income, a non-GAAP measure, was $1.7 million for the fiscal 2012 second quarter, as compared to adjusted pre-tax income of $6.0 million for the second quarter of the prior year. The results for the second quarter of fiscal 2012 include a $19.3 million pre-tax unrealized loss for the increase in the value of warrants issued to Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners (“Oak Hill”) as part of the Company’s capital raise completed in July 2011.

“Although economic conditions remain challenging, we continued to make important progress during the second quarter,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “Notably, we continued to reduce the level of non-performing and total classified assets at our banking subsidiary. Moving forward, we are focused on continuing this progress and pursuing opportunities to enhance our broker-dealer business lines and strengthen the bank.”

Net revenues (total revenues less interest expense) in the fiscal 2012 second quarter were $68.4 million, a decrease of $21.9 million from $90.3 million in the same quarter of fiscal 2011. Operating expenses were $91.5 million, an increase of $396,000 compared to $91.1 million in the second quarter of the prior fiscal year.

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SWS Reports Second Quarter Fiscal 2012 Results / 2

The $21.9 million decline in net revenues for the fiscal 2012 second quarter as compared to the second quarter of fiscal 2011 was due in part to an $8.8 million decrease in net interest revenue resulting from a 27 percent decline in the average loan balance at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), as well as incurring $3.0 million of interest expense on the $100 million loan from Hilltop and Oak Hill. Commission revenue also declined by $8.8 million as both the retail and institutional segments experienced less customer activity, partially due to five fewer trading days in the fiscal 2012 second quarter as compared to the fiscal 2011 second quarter. Investment banking revenue from the institutional segment was also down $5.0 million in the quarter from reduced transactions in both the corporate and municipal finance businesses.

For the first half of fiscal 2012, the Company posted a net loss of $12.7 million, or $0.39 per diluted share, on net revenues of $145.2 million as compared to a net loss of $21.1 million, or $0.65 per diluted share, on net revenues of $188.0 million for the first six months of fiscal 2011.

Valuation of Warrants

The largest contributor to the increase in operating expenses in the second quarter of fiscal 2012 was the $19.3 million unrealized loss recorded on the increase in the value of the warrants issued to Hilltop and Oak Hill as part of the capital raise the Company completed on July 29, 2011. The valuation increase recorded in the second quarter of fiscal 2012 was primarily due to the increase in the Company’s common stock price from $4.69 at September 30, 2011, to $6.87 at December 30, 2011. The warrants allow Hilltop and Oak Hill to each purchase approximately 8.7 million shares of SWS Group common stock at an exercise price of $5.75 per share. The warrants are presented as a liability on the Company’s Consolidated Statements of Financial Condition and are carried at fair value.

This increase in expenses was offset by substantial reductions in other operating expenses including a $7.8 million reduction in commissions and other employee compensation expense in the fiscal 2012 second quarter, as compared to the same period last fiscal year. Bank-related expenses were also down significantly with a $4.3 million decrease in the Bank’s loan loss provision, a $3.9 million decline in the REO loss provision and a $1.0 million decrease in legal fees.

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Clearing Segment

In the second quarter of fiscal 2012, the clearing segment recorded a pre-tax loss of $814,000 on net revenues of $4.3 million, as compared to pre-tax income of $339,000 on net revenues of $5.5 million in the same period last fiscal year. Total correspondent clearing customer assets under custody increased to $14.6 billion at December 30, 2011, from $14.2 billion at December 31, 2010, while revenue per ticket increased to $5.11 in the fiscal 2012 second quarter from $4.37 in the second quarter of fiscal 2011. For the three months ended December 30, 2011 as compared to the three months ended December 31, 2010, tickets processed for high-volume trading firms decreased 38 percent, while tickets processed for general securities broker-dealers decreased 17 percent.

Operating expenses in the segment remained flat for the second quarter of fiscal 2012, as compared to the same quarter last fiscal year.

Retail Segment

The retail segment posted a pre-tax loss of $219,000 in the second quarter of fiscal 2012, as compared to pre-tax income of $1.5 million in the same period last fiscal year. Net revenues in the segment decreased 15 percent to $25.2 million from $29.6 million in the prior year period. The primary contributor to the decrease in net revenues was a $4.4 million decline in commissions due to reduced representative headcount in the Private Client Group and SWS Financial Services, as well as five fewer trading days in the December 2011 quarter. Total customer assets at December 30, 2011 were $13.0 billion, as compared to $12.6 billion at December 31, 2010, and assets under management increased to $662 million at December 30, 2011, from $615 million at December 31, 2010.

Retail segment operating expenses decreased 9 percent to $25.4 million for the fiscal 2012 second quarter from $28.0 million for the second quarter of fiscal 2011. The decrease was primarily due to a $2.5 million decline in commissions and other employee compensation expense.

Institutional Segment

The institutional segment posted pre-tax income of $8.4 million on net revenues of $28.9 million for the second quarter of fiscal 2012, as compared to pre-tax income of $12.8 million on net revenues of $38.3

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SWS Reports Second Quarter Fiscal 2012 Results / 4

million for the second quarter of the last fiscal year. Reduced customer activity, primarily in the taxable fixed income business, led to a $4.4 million decrease in commissions for the second quarter compared to the same quarter last fiscal year. Municipal finance revenues were also lower due to a decrease in new issues for the fiscal 2012 second quarter as compared to the second quarter of fiscal 2011.

Investment banking fees were down 46 percent to $5.7 million for the three-month period ended December 30, 2011, from $10.7 million in the same period last fiscal year. The decline was primarily due to a $2.4 million decrease in municipal finance fees and a $2.0 million decrease in corporate finance fees.

Operating expenses in the institutional segment decreased 20 percent to $20.4 million for the second quarter, from $25.4 million in the same quarter last fiscal year, due to a decrease in commissions and other employee compensation expense.

Banking Segment

The banking segment recorded pre-tax income of $511,000 on net revenues of $12.7 million in the second quarter of fiscal 2012, as compared to a pre-tax loss of $5.8 million on net revenues of $16.0 million in the same period last fiscal year. A 27 percent decrease in the Bank’s average loan balances at December 31, 2011, and a decrease in the net yield on interest-earning assets led to a 28 percent decrease in net interest revenue for the fiscal 2012 second quarter, as compared to the second quarter of fiscal 2011.

The Bank’s operating expenses decreased 44 percent to $12.2 million for the second quarter of fiscal 2012, from $21.7 million for the same period last fiscal year. The Bank recorded a loan loss provision of $2.5 million and net charge-offs of $9.1 million in the second quarter, compared to a provision of $6.7 million and charge-offs of $5.1 million in the last fiscal year’s second quarter. At December 31, 2011, the Bank’s allowance for loan losses was $33.1 million, or 4.55 percent of loans held for investment, excluding purchased mortgage loans, as compared to $47.0 million, or 4.58 percent of loans held for investment, excluding purchased mortgage loans, at December 31, 2010.

Non-performing assets decreased to $67.1 million at December 31, 2011, from $103.0 million at December 31, 2010. Total classified assets at December 31, 2011 were $169.6 million, or 85.0 percent of

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SWS Reports Second Quarter Fiscal 2012 Results / 5

capital plus allowance for loan losses, as compared to $273.4 million, or 140.0 percent of capital plus allowance for loan losses, at December 31, 2010.

In the fiscal 2012 second quarter, SWS Group contributed $20 million to the Bank from the capital raise completed in July 2011. Following this capital contribution, at December 31, 2011, the Bank had a Tier 1 core capital ratio of 12.1 percent and a total risk-based capital ratio of 16.9 percent. At December 31, 2010, the Tier 1 core capital ratio was 9.4 percent and the total risk-based capital ratio was 14.0 percent.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2012 second quarter on Wednesday, February 8, 2012, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=84498 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL STATEMENTS FOLLOW

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Segment Results

(In thousands)

	Net Revenues		Pre-Tax Income (Loss)
	Three Months Ended		Three Months Ended
	Dec. 30, 2011	Dec. 31, 2010	Dec. 30, 2011	Dec. 31, 2010
Clearing	$4,314	$5,451	$(814)	$339
Retail	25,172	29,554	(219)	1,524
Institutional	28,877	38,269	8,429	12,828
Bank	12,718	15,983	511	(5,763)
Other consolidated entities	(2,650)	1,086	(30,929)	(9,642)

Consolidated	$68,431	$90,343	$(23,022)	$(714)

Non-GAAP Reconciliation

SWS has included the presentation of Adjusted Pre-tax Income, which is loss before income tax benefit, excluding the impact of the valuation adjustment for the Hilltop and Oak Hill warrants, the impact of interest expense on the July 2011 $100 million loan from Hilltop and Oak Hill, and the impact of the provision for loan losses for the banking segment. Adjusted Pre-tax Income is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. SWS believes that the presentation of this non-GAAP financial measure provides useful information by excluding these items, which may not be indicative of the Company’s core operating results. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

Adjusted Pre-tax Income

(In thousands)

	Three Months Ended
	Dec. 30, 2011	Dec. 31, 2010
Loss before income tax benefit	$(23,022)	$(714)
Valuation adjustment for warrants	19,262	—
Interest expense on transaction	2,975	—
Provision for loan loss	2,475	6,729

Adjusted Pre-tax Income	$1,690	$6,015

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SWS Reports Second Quarter Fiscal 2012 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 30, 2011 and June 24, 2011

(In thousands, except par values and share amounts)

	December 30, 2011	June 24, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$130,857	$298,903
Restricted cash and cash equivalents	80,042	—
Assets segregated for regulatory purposes	207,399	238,325
Receivable from brokers, dealers and clearing organizations	1,499,785	1,620,523
Receivable from clients, net of allowances	250,341	240,491
Loans held for sale	4,916	5,241
Loans, net	1,006,295	946,768
Securities owned, at fair value	193,115	221,587
Securities held to maturity	30,528	34,176
Securities purchased under agreements to resell	10,145	42,649
Goodwill	7,552	7,552
Securities available for sale	104,102	2,020
Other assets	134,862	143,922

Total assets	$3,659,939	$3,802,157

Liabilities and Stockholders’ Equity
Short-term borrowings	$104,000	$110,000
Payable to brokers, dealers and clearing organizations	1,398,807	1,568,033
Payable to clients	375,749	397,590
Deposits	1,069,580	1,106,471
Securities sold under agreements to repurchase	9,374	10,313
Securities sold, not yet purchased, at fair value	61,488	68,661
Drafts payable	28,162	23,656
Advances from Federal Home Loan Bank	88,133	94,712
Long-term debt, net	77,275	—
Warrants	43,569	—
Other liabilities	58,171	65,252

Total liabilities	3,314,308	3,444,688

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,324,839 shares at December 30, 2011; issued 33,312,140 and outstanding 32,285,076 shares at June 24, 2011	3,331	3,331
Additional paid-in capital	326,784	326,986
Retained earnings	22,126	34,813
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,293	765
Deferred compensation, net	3,305	3,308
Treasury stock (987,301 shares at December 30, 2011 and 1,027,064 shares at June 24, 2011, at cost)	(11,208)	(11,734)

Total stockholders’ equity	345,631	357,469

Total liabilities and stockholders’ equity	$3,659,939	$3,802,157

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Loss and Comprehensive Income (Loss)

For the three and six months ended December 30, 2011 and December 31, 2010

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 30, 2011	Three Months Ended December 31, 2010	Six Months Ended December 30, 2011	Six Months Ended December 31, 2010
Revenues:
Net revenues from clearing operations	$2,280	$2,824	$4,940	$5,260
Commissions	29,521	38,323	65,160	77,095
Interest	31,067	36,734	64,728	75,574
Investment banking, advisory and administrative fees	7,982	13,479	17,858	24,266
Net gains on principal transactions	7,644	7,647	13,915	19,842
Other	5,002	3,226	9,492	9,546

Total revenue	83,496	102,233	176,093	211,583
Interest expense	15,065	11,890	30,923	23,630

Net revenues	68,431	90,343	145,170	187,953

Non-Interest Expenses:
Commissions and other employee compensation	49,281	57,040	102,439	116,043
Occupancy, equipment and computer service costs	7,849	8,452	15,726	16,945
Communications	3,106	3,319	6,025	6,557
Floor brokerage and clearing organization charges	1,034	1,222	2,107	2,184
Advertising and promotional	678	701	1,227	1,355
Provision for loan loss	2,475	6,729	2,475	46,240
Unrealized loss on warrant valuation	19,262	—	19,433	—
Other	7,768	13,594	15,064	29,620

Total non-interest expenses	91,453	91,057	164,496	218,944

Loss before income tax expense	(23,022)	(714)	(19,326)	(30,991)
Income tax benefit	(8,682)	(384)	(6,638)	(9,913)

Net loss	(14,340)	(330)	(12,688)	(21,078)
Net income recognized in other comprehensive income (loss)	606	509	528	443

Comprehensive income (loss)	$(13,734)	$179	$(12,160)	$(20,635)

Loss per share – basic

Net loss	$(0.44)	$(0.01)	$(0.39)	$(0.65)

Weighted average shares outstanding – basic	32,505,204	32,284,271	32,500,324	32,303,390

Loss per share – diluted

Net loss	$(0.44)	$(0.01)	$(0.39)	$(0.65)

Weighted average shares outstanding – diluted	32,505,204	32,284,271	32,500,324	32,303,390

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com